Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-177834 and 333-213817), pertaining to the 2011 Share Incentive Plan of Sapiens International Corporation N.V., of our reports, dated April 7, 2020, with respect to the consolidated financial statements of Sapiens International Corporation N.V. and the effectiveness of internal control over financial reporting of Sapiens International Corporation N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

April 7, 2020
/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global